Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 26, 2009 relating to our audits of the consolidated financial statements of Castle Brands, Inc. and Subsidiaries as of March 31, 2009 and 2008 and for the years then ended, which is included in the Annual Report on Form 10-K for the year ended March 31, 2009.
/s/ Eisner LLP
New York, New York
March 10, 2010